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FOR IMMEDIATE RELEASE:
                                   For further information, please contact:
                                    A. William Ott
                                    Acting President and Chief Executive Officer
                                    (706) 647-7131

THOMASTON MILLS CLOSES PEERLESS FACILITY

         Thomaston, Georgia, June 19, 2001: Thomaston Mills, Inc. (OTCBB:
TMSAE.OB TMSBE.OB) announced today that it has filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the Middle District of Georgia at Macon. During the bankruptcy proceedings, the Company expects to continue certain operations while seeking a purchaser for all or part of its assets under court protection from creditors.

         "The decision to file a Chapter 11 petition was an extremely difficult one, but we believe it is the only alternative that may provide the breathing space and relief necessary to find a purchaser for the company, or, if none can be found, an orderly wind-down of the Company's operations" said A. William Ott, Acting President and Chief Executive Officer of Thomaston Mills. As part of recent efforts to reduce the Company's operating expenses and overhead costs during its search for a purchaser, the Company last week ceased operations at its Peerless manufacturing facility in Thomaston, Georgia, thereby discontinuing the spinning and weaving operations for its home furnishings lines. This shut-down has resulted in the furlough of approximately 540 employees who worked at the Peerless facility. "We deeply regret the hardship that these changes will cause to many of our employees, who have been loyal to Thomaston Mills over the years," said Mr. Ott.

         Thomaston Mills operates three textile plants in the Thomaston, Georgia area with approximately 900 employees. The Company produces sheets, pillowcases and comforters for retail customers, and also produces textiles for the home furnishings and piece dyed markets.

         FORWARD-LOOKING STATEMENTS: Certain of the above statements contained herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements express or implied by such forward-looking statements. Such factors include, among other things, business conditions, volatility of commodities markets, ability to control operating costs, developing successful new products and maintaining effective pricing and promotion of its products.